OSMONICS, INC.



                            NOTE PURCHASE AGREEMENT

                                      WITH

                        NORTHERN LIFE INSURANCE COMPANY
                        RELIASTAR LIFE INSURANCE COMPANY
                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                RELIASTAR UNITED SERVICES LIFE INSURANCE COMPANY
                                      AND
            WASHINGTON SQUARE ADVISERS PRIVATE PLACEMENT TRUST FUND


                           Dated as of March 18, 1998



                    $15,000,000 Floating Rate Notes Due 2008
                      $5,000,000 Fixed Rate Notes Due 2008





                                  TABLE OF CONTENTS


1.   Purchase and Sale of Notes    1
     (a)  The Notes 1
     (b)  Purchases to be Several  2
     (c)  Late Charge    3
     (d)  Manner of Payment   3
     (e)  Application of Proceeds  3
     (f)  Security  3

2.   Voluntary Prepayments of the Notes 3
     (a)  Voluntary Prepayments of Floating Rate Notes with Premium   3
     (b)  Voluntary Prepayments of Fixed Rate Notes with Yield Maintenance
          Amount    4
     (c)  Manner of Effecting Prepayment     4
     (d)  Limitations on Voluntary Prepayments    5
     (e)  Retirement of Notes 5

3.   Representations and Warranties     5
     (a)  Corporate Organization   5
     (b)  No Prohibition 6
     (c)  Due Authorization   6
     (d)  Legal Proceedings   6
     (e)  Financial Statements     7
     (f)  Title to Assets     7
     (g)  Securities Matters  8
     (h)  Licenses and Permits     8
     (i)  No Defaults on Indebtedness   9
     (j)  Tax Returns    9
     (k)  No Margin Stock     9
     (l)  ERISA Matters  10
     (m)  Brokers and Finders 11
     (n)  Investment Company Act   11
     (o)  Full Disclosure     11

4.   Affirmative Covenants    11
     (a)  Payment   12
     (b)  Maintenance of Books and Records   12
     (c)  Inspection of Books and Records    12
     (d)  Financial Information    12
     (e)  Quarterly Financial Statements     13
     (f)  Annual Financial Statements   14
     (g)  Financial Certification  14
     (h)  Copies of Management Letters or Similar Documents 15
     (i)  Copies of Regulatory Reports  15
     (j)  Corporate Existence; Compliance with Laws    15
     (k)  Payment of Taxes and Claims   16
     (l)  Maintenance of Properties     17
     (m)  Insurance 17
     (n)  Debt to Capitalization.       17
     (o)  Fixed Charge Coverage    17
     (p)  Current Ratio  17
     (q)  Notice of Default and Other Events 18
     (r)  Exchange of Notes   18
     (s)  Qualified Retirement Plans    18

5.   Negative Covenants  19
     (a)  Permitted Indebtedness   19
     (b)  Permitted Investments    20
     (c)  Subordination of Claims  22
     (d)  Sale of Assets 22
     (e)  Merger and Consolidation 22
     (f)  Maintenance of Present Business    22
     (g)  Transactions with Affiliates  23
     (h)  Permitted Liens     23
     (i)  Restricted Payments 25
     (j)  Sale and Leaseback  25

6.   Conditions Precedent     26

7.   Defaults  27

8.   Payments on and Registration and Transfer of Notes     30

9.   Expenses  31

10.  Delivery of Documents; Pro Rata Payments; Amendments and Consents     32
     (a)  Delivery of Documents    32
     (b)  Pro Rata Payments   32
     (c)  Amendments and Consents  33

11.  Investment Purpose  33

12.  Definitions    34

13.  Survival of Representations and Warranties   41

14.  Successors and Assigns   41

15.  Notices   41

16.  Integration    41

17.  Governing Law  41

18.  Counterparts   42

19.  Captions  42

20.  Confidentiality     42

Appendix I  - Purchasers and Allocation of Notes
Appendix II - Wire Transfer and Payment Instructions

Exhibit A - Form of Floating Rate Note
Exhibit B - Form of Fixed Rate Note
Exhibit C - Form of Opinion of Company Counsel
Exhibit D - Form of Security Agreement
Exhibit E - Form of Intercreditor Agreement

Schedule 3(a)  - Subsidiaries
Schedule 3(d)  - Litigation
Schedule 3(e)  - Financial Statements
Schedule 3(j)  - Taxes
Schedule 3(l)  - ERISA Plans
Schedule 4(g)  - Officer's Certificate
Schedule 5(a)  - Indebtedness
Schedule 5(b)  - Investments
Schedule 5(h)  - Liens



                                 OSMONICS, INC.

                            NOTE PURCHASE AGREEMENT



     This Agreement is entered into this 18th day of March, 1998, by and among Osmonics, Inc., a Minnesota corporation (the 'Company'), and the parties listed on Appendix I hereto (the 'Purchasers'). Reference is made to paragraph 12 hereof for definitions of capitalized terms used herein and not otherwise defined.

     1.   PURCHASE AND SALE OF NOTES.

     (a) THE NOTES. Subject to the terms and conditions herein, the Company will sell to each of the Purchasers indicated on Appendix I hereto on such date as may be mutually agreed upon with the Purchasers (the date of sale being herein called the 'Closing Date'), and each of such Purchasers will purchase from the Company on the Closing Date, at 100% of the principal amount thereof, the following:

     (1) a floating rate promissory note of the Company (which, together with any note or notes issued in substitution therefor, are herein collectively called the 'Floating Rate Notes' and individually a 'Floating Rate Note'), in the principal amount specified on Appendix I hereto with respect to each such Purchaser, dated the Closing Date. The principal amount of the Floating Rate Notes shall be due in seven (7) consecutive equal annual installments in the aggregate amount of $2,142,857.14, commencing March 30, 2002 with the balance due March 30, 2008. The Floating Rate Notes shall bear interest, payable quarterly in arrears beginning April 1, 1998 and the first day of each April, July, October and January thereafter, at the three
     (3) month LIBOR Rate (reserve adjusted as required by applicable law or regulation, if any, there being no reserve adjustment required as of the date hereof) plus 0.75%. The interest rate for the Floating Rate Notes shall be fixed for the interim period commencing on the Closing Date and for subsequent quarterly interest periods beginning each April 1, July 1, October 1 and January 1 commencing April 1, 1998. Rates shall be set five business days prior to the beginning of the interim period commencing on the Closing Date and each such subsequent quarterly period.

     (2) a fixed rate promissory note of the Company (which, together with any note or notes issued in substitution therefor, are herein collectively called the 'Fixed Rate Notes' and individually a 'Fixed Rate Note'), in the principal amount specified on Appendix I hereto with respect to each such Purchaser, dated the Closing Date. The principal amount of the Fixed Rate Notes shall be due in seven (7) consecutive equal annual installments in the aggregate amount of $714,285.71, commencing March 30, 2002 with the balance due March 30, 2008. The Fixed Rate Notes shall bear interest at 6.72% per annum, payable quarterly in arrears beginning April 1, 1998 and the first day of each April, July, October and January thereafter.

The Floating Rate Notes and the Fixed Rate Notes are herein collectively called the 'Notes' and individually a 'Note'. The Notes shall be subject to optional prepayment as hereinafter provided, and shall in all respects be subject to the terms of this Agreement. The Floating Rate Notes and the Fixed Rate Notes shall be substantially in the form of Exhibits A and B hereto, respectively.

     (b) PURCHASES TO BE SEVERAL. The purchase of each of the Notes by the respective Purchasers shall be separate and several, but the purchase of each Note shall be a condition concurrent to the purchase of each other Note.

     (c) LATE CHARGE. A late charge of 2% or the highest amount permitted by law, whichever is less, shall be assessed on the amount of any payment of principal or interest due on the Notes, or any of them, which has not been paid by the close of the fifth business day after the date on which such payment was due. For purposes of determining whether a default exists or a late payment penalty is due, payment shall be deemed made when funds are sent by the Company by means of properly addressed wire transfer even though not received on the date sent as long as payment is sent by the time specified by the wire transfer agent as the latest time to make wire transfer so as to be received on the day sent or the day payment is due.

     (d) MANNER OF PAYMENT. The Purchasers will pay the purchase price of the Notes by wire transfer of immediately available Federal funds to such accounts as shall be specified by the Company, or in such other funds or in such other manner as may be mutually agreed upon by the Purchasers and the Company, against delivery to the Purchasers of the Notes.

     (e) APPLICATION OF PROCEEDS. The purchase price for the Notes shall be used for general corporate purposes.

     (f) SECURITY. The obligations of the Company under this Agreement and the Notes shall be secured as provided in the Security Agreement substantially in the form of Exhibit D hereto.

     2.   VOLUNTARY PREPAYMENTS OF THE NOTES.

     (a) VOLUNTARY PREPAYMENTS OF FLOATING RATE NOTES WITH PREMIUM. The Company may, at its option on any Quarterly Payment Date, prepay the Floating Rate Notes in whole or in part (but if in part, only in the aggregate amount of $100,000 or integral multiples thereof) upon 30 days prior written notice to the holders of the Notes at 100% of the principal amount of the Floating Rate Notes so prepaid and, if such voluntary prepayment occurs on or before March 30, 2001, upon payment of a prepayment premium equal to 1% of the principal amount so prepaid.

     (b) VOLUNTARY PREPAYMENTS OF FIXED RATE NOTES WITH YIELD MAINTENANCE AMOUNT. The Company may, at its option at any time, prepay the Fixed Rate Notes in whole or part (but if in part, only in the aggregate amount of $100,000 or integral multiples thereof) upon 30 days prior written notice to the holders of the Fixed Rate Notes at 100% of the principal amount of the Fixed Rate Notes so prepaid together with the Yield Maintenance Amount, if any, with respect to each such Fixed Rate Note.

     (c) MANNER OF EFFECTING PREPAYMENT. In the event the Company shall give notice of any prepayment in accordance with paragraph 2(a) or 2(b) above, such notice shall specify the principal amount of the Floating Rate Notes or Fixed Rate Notes to be prepaid and the date of proposed prepayment, and shall include a calculation of the premium or Yield Maintenance Amount, if any, payable in connection with such prepayment, and thereupon such principal amount, together with accrued and unpaid interest thereon to the prepayment date and together with the applicable premium or, in the case of the Fixed Rate Notes, the applicable Yield Maintenance Amount, if any, shall become due and payable on the prepayment date. In the event any prepayment shall be less than the entire unpaid principal amount of the Floating Rate Notes or Fixed Rate Notes, the amount of such prepayment shall be applied pro-rata on all Floating Rate Notes or Fixed Rate Notes being prepaid on the last maturing required installment or installments of principal in inverse order of maturity.

     (d) LIMITATIONS ON VOLUNTARY PREPAYMENTS. Notwithstanding anything in this Section 2 to the contrary, in no event shall any voluntary prepayment be made pursuant to this Section 2 if, after giving effect thereto, a default or Event of Default would exist under this Agreement.

     (e) RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 2(a) or 2(b) or upon acceleration of such final maturity pursuant to paragraph 7), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions.

     3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Purchasers as follows:

     (a) CORPORATE ORGANIZATION. The Company and its Subsidiaries are corporations organized and existing and in good standing under the laws of the jurisdictions of their incorporation, and are duly qualified to do business and are in good standing under the laws of each jurisdiction where the nature of the business done or property owned require such qualification and failure to so qualify would have a material adverse effect upon the Company or such Subsidiary. The Company is organized under the laws of the State of Minnesota.
SCHEDULE 3(a) hereto correctly sets forth the name of each Subsidiary, its jurisdiction of incorporation and the percentage of the outstanding capital stock of such Subsidiary owned by the Company or another Subsidiary. Except as set forth in SCHEDULE 3(a), the Company does not own, directly or indirectly, more than l% of the total outstanding capital stock of any class of any other Corporation.

     (b) NO PROHIBITION. There is no provision in the Certificate of Incorporation of any of the Company or its Subsidiaries, or in their respective bylaws or in any indenture, contract or agreement to which the Company or any Subsidiary is a party or by which any of them is bound, which prohibits the execution and delivery by the Company of this Agreement or of the Notes, or the performance or observance by the Company and its Subsidiaries of any of the terms or conditions of this Agreement or of the Notes.

     (c) DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary corporate action of the Company and do not and will not (i) require any consent or approval of the shareholders of the Company or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Company or any Subsidiary, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.

     (d) LEGAL PROCEEDINGS. There are no actions, suits, or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any federal, state, municipal or other governmental agency, which, if decided adversely to the Company or any of its Subsidiaries, would have a material adverse effect upon the Company on a consolidated basis or upon the business or properties of the Company on a consolidated basis; and neither the Company nor any of its Subsidiaries is in default with respect to any order of any court or governmental agency.
Schedule 3(d) lists the current litigation of the Company and its Subsidiaries.

     (e) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3(e) are the audited consolidated balance sheet, statement of income, statement of shareholders' equity and statement of cash flows of the Company and its subsidiaries for the fiscal year ended December 31, 1996, certified by Deloitte & Touche, independent certified public accountants, and unaudited consolidated balance sheets, statement of income and statement of cash flows of the Company and its Subsidiaries for the twelve months ended December 31, 1997. Said financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates thereof and the results of operations of the Company and its Subsidiaries for the periods indicated, all in conformity with generally accepted accounting principles consistently followed throughout the periods involved, provided however that the unaudited financial statements shall be subject to year-end adjustments. There have been no material adverse changes in the condition, financial or otherwise, of the Company on a consolidated basis since December 31, 1996.

     (f) TITLE TO ASSETS. The Company and its Subsidiaries have title to all real property and all personal property they purport to own, as reflected in the most recent balance sheet referred to in paragraph 3(e) hereof. In the case of property used in their trades or businesses but not owned by them, the Company and its Subsidiaries have a valid, binding and enforceable right to use such property pursuant to a written lease, license or other agreement (except where the failure to have such valid, binding and enforceable right, individually or in the aggregate, would not have a material adverse effect upon the Company on a consolidated basis). All of the assets of the Company and its Subsidiaries are free and clear of all mortgages, liens, pledges, charges and encumbrances (other than liens permitted by paragraph 5(h) hereof or as listed on SCHEDULE 5(h) hereto).

     (g) SECURITIES MATTERS. Neither the Company nor any of its Subsidiaries nor any agent acting on the behalf of the Company or any of its Subsidiaries has offered the Notes, or any part thereof, or any similar obligation for sale to, or solicited any offers to buy such Notes, or any part thereof, or any similar obligation from, any person or persons so as to bring the issue or sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended, and neither the Company nor any of its Subsidiaries will sell or offer for sale any note or any similar obligation of the Company or any Subsidiary to, or solicit any offer to buy any similar obligation of the Company or any Subsidiary from, any person or persons so as to bring the issue or sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

     (h) LICENSES AND PERMITS. The Company and its Subsidiaries have procured and are now in possession of all licenses or permits required by federal, state or local laws rules and regulations for the operation of the business of the Company and its Subsidiaries in each jurisdiction wherein the Company or any Subsidiary is now conducting or proposes to conduct business, other than such licenses or permits the absence of which, individually or in the aggregate, would not have a material adverse effect upon the Company on a consolidated basis.

     (i) NO DEFAULTS ON INDEBTEDNESS. Neither the Company nor any of its Subsidiaries is in default in the payment of the principal of or interest on any indebtedness for borrowed money nor is in default under any instrument or agreement under and subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with or without the passing of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder other than such defaults or events the existence of which would not have a material adverse effect upon the Company or its Subsidiaries on a consolidated basis.

     (j) TAX RETURNS. To its knowledge, the Company and its Subsidiaries have filed all Federal, State and local income tax returns which are required to be filed, and have paid all taxes shown on said returns and all assessments received by them to the extent that they have become due. No material claims have been asserted against the Company in respect of Federal income tax returns for any year which have not been satisfied. Except as set forth in SCHEDULE 3(j), no audit is in progress and no extension of time is in force with respect to any date on which any return for taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any tax.

     (k) NO MARGIN STOCK. Neither the Company nor any of its Subsidiaries owns any Margin Stock and none of the proceeds received by the Company or any Subsidiary from the sale of the Notes will be used for the purpose of purchasing or carrying a Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase a Margin Stock or for any other purpose not permitted by Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System, as amended from time to time.

     (l) ERISA MATTERS. Each qualified retirement plan of the Company and each ERISA Affiliate in which any employees of the Company or any ERISA Affiliate participate that is subject to any provisions of ERISA (a 'Qualified Plan') is being administered in all material respects in accordance with the documents and instruments governing such Qualified Plan, and such documents and instruments are consistent with those provisions of ERISA which have become effective and operative with respect to such Plan as of the date of this Agreement. No such Qualified Plan has incurred any material accumulated funding deficiency within the meaning of Section 302 of ERISA (whether or not waived), and neither the Company nor any ERISA Affiliate has incurred any material liability (including any material contingent liability) to the PBGC in connection with any such Qualified Plan. No such Qualified Plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a 'prohibited transaction' within the meaning of ERISA or Section 4975 of the Internal Revenue Code and which will have a material adverse effect on the financial condition of the Company and its Subsidiaries on a consolidated basis. The issuance and sale of the Notes as contemplated hereby will not constitute a 'prohibited transaction'. Except as described in SCHEDULE 3(l), no such Qualified Plan nor any trust created thereunder has been terminated, nor have there been any 'reportable events' within the meaning of Section 4043 of ERISA with respect to any such Qualified Plan. Neither the Company nor any ERISA Affiliate contributes to or has any employees who are covered by any 'multi-employer Plan,' as such term is defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any such multi-employer plan.

     (m) BROKERS AND FINDERS. Neither the Company, any agent acting on its behalf nor any person controlling, controlled by or under common control with the Company has taken any action the effect of which would be to cause the Purchasers to be liable for any broker's, finder's or agent's fee or commission in connection with the placement of the Notes or any other transactions contemplated by this Agreement.

     (n) INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is an 'investment company' or a company 'controlled' by an 'investment company' (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

     (o) FULL DISCLOSURE. Neither this Agreement, the financial statements referred to in Paragraph 3(e) hereof, nor any other document, certificate or instrument delivered to the Purchasers on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no material fact known at this time (other than general economic conditions or facts or information available to the public generally) that has not been disclosed to the Purchasers that materially adversely affects, or is likely to materially adversely affect, the business operations or financial or other condition of the Company on a consolidated basis, or the ability of the Company to perform this Agreement or to pay the principal of or interest on the Notes and other sums payable under this Agreement when due. The parties recognize that changes in general economic conditions in the world could have a material adverse effect on the financial condition of the Company.

     4. AFFIRMATIVE COVENANTS. The Company covenants and agrees that, so long as any amount shall remain unpaid on any of the Notes, it will:

     (a) PAYMENT. Duly and punctually pay or cause to be paid the principal of and interest on the Notes and will duly and punctually perform or cause to be performed all things on its part or on the part of any Subsidiary to be done or performed under this Agreement and the Notes.

     (b) MAINTENANCE OF BOOKS AND RECORDS. At all times keep and cause each Subsidiary to keep proper books of record and account in which full, true and correct entries will be made of their transactions in all material respects in accordance with generally accepted accounting principles applied on a consistent basis (except for changes in application in which the accountants concur) throughout the periods involved.

     (c) INSPECTION OF BOOKS AND RECORDS. At all reasonable times permit and cause each Subsidiary to permit the holders of the Notes and their representatives at the holders' expense to make reasonable inspections of its books and records and to make reasonable extracts therefrom and to make reasonable inspections of its properties and operations, and to speak with management of the Company and its Subsidiaries at reasonable times and places. So long as no Event of Default exists, the expenses of the Purchasers for such inspections shall be at the expense of the Purchasers, but any such inspection made while any Event of Default is continuing shall be at the expense of the Company.

     (d) FINANCIAL INFORMATION. From time to time furnish the holders of the Notes with such information and statements as the holders of the Notes may reasonably request concerning performance by it of the covenants and agreements contained in this Agreement, and with copies of all financial statements and reports that it shall send or make available to its shareholders or provide to the Securities and Exchange Commission. In the event that written notice of the occurrence of an Event of Default shall have been given to the Company, and the Company shall have notified the holders of the Notes that such Event of Default has been corrected, the Company shall, upon request of the holders of at least a majority of the unpaid Principal amount of the Notes at the time outstanding, for the purpose of showing that such Event of Default has been corrected, assuming that the correction of such Event of Default can be shown thereby, furnish to the holders of the Notes a signed copy of an audit report or, if such matter may be covered in a special report, a special report prepared and certified by a firm of independent certified public accountants of national standing selected by the Company, confirming that such Event of Default has been corrected. All expenses incurred in connection with such report shall be borne
(i) by the Company if the Company is ultimately determined to have been in default or if the Company is ultimately determined not to have been in default and the Company gave notice under paragraph 4(q) advising the holders of an Event of Default, or (ii) by the holders if the Company is ultimately determined not to have been in default and the holders unilaterally advised the Company of such alleged default. Nothing in this paragraph 4(d), however, shall diminish, defer, postpone or otherwise limit the right of the holders of the Notes to take any action permitted by paragraph 7 hereof.

     (e) QUARTERLY FINANCIAL STATEMENTS. Furnish to the holders of the Notes, within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,
(ii) unaudited consolidated statements of income of the Company and its Subsidiaries for that quarter and for the portion of the fiscal year ending with such quarter, and (iii) an unaudited consolidated statement of changes in cash flow of the Company and its Subsidiaries, all such statements provided for by clauses (i), (ii) and (iii) to be in reasonable detail, and setting forth comparable figures for the same accounting period in the preceding fiscal year.

     (f) ANNUAL FINANCIAL STATEMENTS. Furnish to the holders of the Notes, as soon as available, but in any event within 95 days after the close of each fiscal year of the Company, duplicate signed copies of an audit report prepared and certified (without qualification as to the scope of the audit) by Deloitte & Touche or another firm of independent certified public accountants of national standing selected by the Company, which report shall include consolidated balance sheets of the Company and its Subsidiaries, all as at the end of such year, and consolidated statements of income, shareholders' equity and changes in cash flow of the Company reflecting its operations during said year. All such financial statements shall be in such detail and shall set forth comparable figures for the preceding fiscal year as required by SEC regulations, and, in the case of the financial statements provided for in the foregoing clause (i), shall be accompanied by a statement by the accounting firm which performed the audit certifying that in making the examination upon which such report was based, no information came to its attention which to its knowledge indicated that a default under this Agreement had occurred or specifying any such default.

     (g) FINANCIAL CERTIFICATION. At the time of the delivery to the holders of the Notes of the reports and financial statements referred to in paragraphs 4(e) and 4(f) hereof, deliver to the holders of the Notes a certificate signed by its chief financial officer in the form attached as SCHEDULE 4(g), (i) certifying that, to the best of his/her knowledge, such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which the accountants concur), subject, in the case of interim financial statements, to year-end adjustments, (ii) certifying that he or she has reviewed the provisions of this Agreement and stating, in his or her opinion, if such be the fact, that the Company and its Subsidiaries have not been and are not in default as to any of the provisions contained in this Agreement, or, in the event the Company or any Subsidiary is or was in default, setting forth the details of such default and
(iii) setting forth the computations upon which such officer based the conclusion that the Company and its Subsidiaries are and have been in compliance with paragraphs 4(n), (o) and (p) and 5(a), (b), (d), (e), (h), (i) and (j) hereof.

     (h) COPIES OF MANAGEMENT LETTERS OR SIMILAR DOCUMENTS. Upon written request, furnish to the holders of the Notes, promptly after the receipt thereof by the Company, copies of all management letters or similar documents submitted to the Company by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Company or any of its Subsidiaries.

     (i) COPIES OF REGULATORY REPORTS. Furnish to the holders of the Notes, promptly after transmittal or filing thereof by the Company, copies of all proxy statements, notices and reports which it shall send to its shareholders, copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission, and copies of all financial reports which it files with any other Federal, State or local regulatory agency, other than routine reports (excepting those annual reports with respect to each such plan requested by the holders of the Notes in writing pursuant to paragraph 4(s) hereof).

     (j) CORPORATE EXISTENCE; COMPLIANCE WITH LAWS. Maintain and cause each Subsidiary to maintain its corporate existence in good standing (except that the corporate existence of the Company or any Subsidiary may be terminated in connection with a sale of assets permitted under paragraph 5(d) of this Agreement or pursuant to a merger or consolidation permitted under paragraph 5(e) of this Agreement or the liquidation of the Subsidiary involving a transfer of its assets to the Company); and comply with all applicable laws and regulations of the United States and of each state thereof and of each political subdivision thereof and of any and all other governmental authorities where the failure to so comply, individually or in the aggregate, could have a material adverse effect upon the Company or any Subsidiary.

     (k) PAYMENT OF TAXES AND CLAIMS. Pay and cause each Subsidiary to pay before they become delinquent (i) all taxes, assessments and governmental charges or levies imposed on the Company, any Subsidiary or upon the property of the Company or any Subsidiary, (ii) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a lien or charge upon any property of the Company or any Subsidiary; and (iii) all claims, assessments or levies required to be paid by the Company or any Subsidiary pursuant to any agreement, contract, law, ordinance or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan of the Company or any Subsidiary, including without limitation claims, assessments or levies in connection with worker's compensation or unemployment insurance; provided that the Company or such Subsidiary shall have the right to not pay any of the above, including but not limited to any tax assessment, charge, levy or claim, which it contests in good faith, by appropriate proceedings promptly initiated and diligently conducted, the validity, amount or imposition of any such tax or claim and upon such good faith contest to delay or refuse payment thereof, if
(A) such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor, and (B) if such assessment, charge, claim or levy could result in the forfeiture of or material interference of the Company or a Subsidiaries' use of, property of the Company or a Subsidiary, such proceedings prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary.

     (l) MAINTENANCE OF PROPERTIES. Maintain and cause each Subsidiary to maintain and keep the properties used in its business in good repair, working order and condition in accordance with the reasonable business judgment of the Company, ordinary wear and tear excepted, and from time to time make all necessary and proper repairs, renewals and replacements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     (m) INSURANCE. Maintain and cause each Subsidiary to maintain, in reputable insurance companies authorized to do business in the state in which the property or business of the Company and its Subsidiaries which it insures is located, insurance of types and in amounts usually maintained by similar companies in similar businesses.

     (n)  DEBT TO CAPITALIZATION.   At all times maintain a ratio of (a) Funded
Debt to (b) Total Capitalization not greater than 0.5:1.

     (o) FIXED CHARGE COVERAGE. At all times maintain a ratio of (a) Consolidated Income Available for Fixed Charges to (b) Fixed Charges of at least 2.0:1.

     (p) CURRENT RATIO. At all times maintain Consolidated Current Assets at an amount at least equal to 150% of Consolidated Current Liabilities.

     (q) NOTICE OF DEFAULT AND OTHER EVENTS. Give the holders of Notes prompt notice in writing of (i) any threatened or pending litigation or governmental proceeding against the Company or any Subsidiary where the amount in controversy is reasonably expected to exceed 5% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries, and (ii) any condition or event which constitutes an Event of Default under Paragraph 7 hereof, or which, after notice or lapse of time, or both, would constitute such an Event of Default.

     (r) EXCHANGE OF NOTES. Subject to satisfactory compliance with applicable federal and state securities laws, at any time, at the expense of the Company (not including attorney fees of the holder exchanging such Note), upon written request of such holder and surrender of the Note for such purpose, issue new Notes in exchange therefor in such denominations of at least $500,000 as shall be specified by the holder of such Note, in an aggregate principal amount equal to the then unpaid principal amount of the Note surrendered and substantially in the form of Exhibits A or B, as the case may be, with appropriate insertions and variations, and bearing interest from the date to which interest has been paid on the Note surrendered. Neither the Company nor the Subsidiaries shall have any obligation to register such Notes under any securities laws. Subject to the requirements of applicable federal and state securities laws, the Company shall not be required to bear any outside legal or audit expenses in connection with any such exchange.

     (s) QUALIFIED RETIREMENT PLANS. Cause each Qualified Plan and the documents and instruments governing each such Plan to be conformed to when necessary, and to be administered in all material respects in a manner consistent with those provisions of ERISA which may, from time to time, become effective and operative with respect to such plans; if requested by the holders of the Notes in writing from time to time, furnish to the holders of the Notes a copy of any annual report with respect to each such plan that the Company files with the Internal Revenue Service pursuant to ERISA.

     5. NEGATIVE COVENANTS. The Company covenants and agrees that so long as any amount shall remain unpaid on the Notes, it will not and will not permit any Subsidiary to:

     (a) PERMITTED INDEBTEDNESS. Borrow money, issue evidences of indebtedness for borrowed money or create, assume, guarantee, become contingently liable for or suffer to exist indebtedness for borrowed money in addition to the Notes (including, without limitation, as indebtedness Capitalized Lease Obligations) except (but at all times subject to compliance with the financial covenants set forth in Sections 4(n), 4(o) and 4(p) hereof):

          (i) existing indebtedness of the Company and its Subsidiaries set forth in SCHEDULE 5(a) hereto, provided that all such indebtedness shall be repaid in accordance with its terms with extensions, renewals or other modifications (such indebtedness, upon such extension, renewal or other modification, shall constitute Current Debt or Funded Debt otherwise permitted by this paragraph 5(a)) and provided further that all such extensions, renewals or other modifications shall be subject to paragraph 5(h);

          (ii) Funded Debt of the Company or its Subsidiaries incurred after the Closing Date (A) if, after giving effect thereto, the ratio of Consolidated Income Available for Fixed Charges to pro forma Consolidated Fixed Charges during the succeeding 12-month period is at least 2.5:1 and
     (B) after giving effect to additional Funded Debt of any Subsidiary, the aggregate Funded Debt of all Subsidiaries does not exceed 10% of Consolidated Tangible Net Worth;

          (iii) Current Debt of the Company or its Subsidiaries for money borrowed from banks, trust companies, insurance companies and similar financial institutions, or commercial paper issued by the Company, which indebtedness is unsecured; provided that for a period of sixty consecutive days in each fiscal year the Company shall reduce such Current Debt to an amount outstanding which during such sixty day period, could have been incurred as Funded Debt pursuant to paragraph 5(a)(ii);

          (iv) other indebtedness that does not have an aggregate outstanding principal amount greater than $1,000,000 at any time;

          (v) Funded Debt of the Company's Subsidiary, AUTOTROL, S.A., Le Mee Sur Seine, France, not exceeding $3,000,000 in outstanding principal amount at any time; and

          (vi) indebtedness of a Subsidiary to a wholly owned Subsidiary or, subject to paragraph 5(b)(viii), to the Company.

     (b) PERMITTED INVESTMENTS. Purchase, or permit to exist investments in, stock or securities of, or make or permit to exist loans or advances to, or other investments in, any person, firm or corporation (including investments in or loans or advances to any corporation proposed to be acquired or created as a Subsidiary), except:

          (i) investments in direct obligations of the United States government or any agency thereof maturing within five years from the date of acquisition thereof;

          (ii) bankers acceptances, letters of credit, eurodollar deposits, repurchase agreements and certificates of deposit issued by United States banks having capital and surplus aggregating at least $100,000,000 maturing within one year from the date of acquisition thereof;

          (iii) commercial paper issued by U.S. corporations rated 'A-1' or 'P-1' or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation maturing within 270 days from the date of acquisition thereof;

          (iv) loans or advances to their officers or employees in the ordinary course of business not to exceed, in the aggregate, 5% of Consolidated Tangible Net Worth;

          (v) notes receivable arising from transactions with customers and suppliers in the normal course of business;

          (vi) investments maturing within five years in (A) tax-exempt bonds and variable rated demand securities having a rating at the date of acquisition thereof of not less than A or such other comparable rating by Moody's or Standard & Poors, and (B) mutual funds investing primarily in the instruments described in the preceding clause (A);

          (vii) equity investments in any Subsidiary or any corporation which, after such equity investment, will be a Subsidiary for purposes of this Agreement;

          (viii) loans and advances to Subsidiaries constituting general obligations of such Subsidiaries, provided (A) such obligations are not subordinated to any other obligations of such Subsidiaries, and (B) the aggregate outstanding amount of all such loans and advances shall at no time exceed 20% of Consolidated Tangible Net Worth;

          (ix)  existing investments set forth in SCHEDULE 5(b) hereto; and

          (x)  investments not otherwise permitted in paragraphs 5(b)(i) through
     (b)(ix) above, provided that, after giving effect to any investment under this paragraph 5(b)(x), the Company shall be in compliance with paragraph 5(i) hereof.

     (c) SUBORDINATION OF CLAIMS. Subordinate or permit to be subordinated any claim against, or obligation of another person, firm or corporation held or owned by it to any other claim against, or obligation of, such other person, firm or corporation other than in the ordinary course of business and not in excess of $500,000 in the aggregate.

     (d) SALE OF ASSETS. Sell, convey, assign, transfer, lease or otherwise dispose of all or any substantial part of its assets, other than (i) sales of inventory in the ordinary course of business, and (ii) the sale, lease or other disposition of assets by a Subsidiary to the Company or to another Subsidiary. For purposes of this paragraph, a disposition shall be deemed to be substantial if it, together with all other dispositions of assets in the preceding twelve-month period, either (A) exceeds in value 15% of the total assets of the Company and its Subsidiaries, on a consolidated basis or (B) consists of assets which contributed 15% or more of Consolidated Net Income in the preceding four
(4) fiscal quarters.

     (e) MERGER AND CONSOLIDATION. Merge or consolidate with or into, or acquire, any other corporation, provided that (i) any Subsidiary may be merged or consolidated with the Company if the Company is the surviving corporation or with another Subsidiary and (ii) the Company may merge or consolidate with another corporation provided that either (A) the Company is the surviving entity, or (B) (I) the surviving entity would be a U.S. corporation; (II) the surviving entity would not be in default under the covenants contained in this Agreement; and (III) the Notes would become a valid, binding and enforceable obligation of the surviving entity.

     (f) MAINTENANCE OF PRESENT BUSINESS. Substantially alter the nature of the primary business in which it is presently engaged, or purchase or invest, directly or indirectly, in any substantial amount of assets or property other than assets or property useful and to be used in its business as presently conducted.

     (g) TRANSACTIONS WITH AFFILIATES. Except on terms no less favorable to the Company than would be obtainable if no such relationship existed, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance money to, or otherwise deal with (i) any director, officer or employee of the Company or any Subsidiary, or (ii) any person who, directly or indirectly either individually or together with his spouse, his lineal descendants and ascendants and brothers and sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, beneficially owns 5% or more of the voting stock of the Company or (iii) any spouse, lineal descendant or ascendant, brother or sister, by blood, adoption or marriage, of any person listed in clause (i) or (ii) above, and spouses of such descendants, ascendants, brothers and sisters or (iv) any company in which any person described in clause (i), (ii) or (iii) above owns a 5% or greater equity interest.

     (h) PERMITTED LIENS. Create, assume, or suffer to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind, whether presently effective, springing, conditional or contingent, (including any charge upon property subject to Purchase Money Obligations or under leases which constitute Capitalized Lease Obligations) upon any of its property or assets, whether now owned or hereafter acquired, except:

          (i) liens incurred in connection with the acquisition, after the Closing Date, of property used in the business of the Company or its Subsidiaries, which liens secure Funded Debt constituting Purchase Money Obligations or Capitalized Lease Obligations permitted by paragraph 5(a)(ii) hereof, provided that (A) the indebtedness secured by any such lien does not exceed the lower of cost or fair market value of the assets acquired subject thereto on the date such lien was incurred, (B) such lien shall not encumber any property of the Company or any Subsidiary other than the assets acquired subject thereto and (C) all liens permitted by paragraph (h)(i) shall not secure indebtedness which, in the aggregate, exceeds 15% of Total Capitalization;

          (ii) presently existing liens set forth in SCHEDULE 5(h) hereto securing presently existing indebtedness permitted by paragraph 5(a)(i) hereof;

          (iii) liens under the Security Agreement;

          (iv) liens for taxes or claims of the nature described in paragraph 4(k) hereof which are not yet due or which are being contested as permitted by such paragraph 4(k) including but not limited to special assessments on real property owned by the Company or its Subsidiaries;

          (v) deposits or pledges in connection with or to secure payment of workers' compensation, unemployment insurance, old-age pensions or other social security, or in connection with the good faith contest of any tax lien;

          (vi) encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, landlord's and lessor's liens, arising in the ordinary course of business, which were not incurred in connection with borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of such property or impair the use thereof in the operation of the business;

          (vii) liens securing other indebtedness that does not have an aggregate outstanding principal amount at any time greater than $1,000,000; and

          (viii) liens on real and personal property located in Le Mee Sur Seine, France, to secure the Funded Debt referred to in Section 5(a)(v).

     (i) RESTRICTED PAYMENTS.  Make Restricted Payments, except that:

          (i) any Subsidiary may make Restricted Payments to the Company or to another Subsidiary;

          (ii) the Company may make investments pursuant to paragraph 5(b)(x) in the aggregate (determined on a cost basis) any time outstanding not to exceed $8,000,000; and

          (iii) provided there exists no default or Event of Default hereunder, the Company may make Restricted Payments if immediately after giving effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments (not including those permitted in paragraphs 5(i)(i) and 5(i)(ii) above) made after January 1, 1998 does not exceed (A) $5,000,000 PLUS (B) 75% of Cumulative Consolidated Net Income after December 31, 1997.

     (j) SALE AND LEASEBACK. Enter into any arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary.

     6. CONDITIONS PRECEDENT. The obligations of the Purchasers to purchase the Notes, as provided in paragraph l hereof, shall be subject to the satisfaction, on or before the Closing Date, of the following conditions.

     (a) The representations and warranties contained in paragraph 3 hereof shall be true and correct as of the Closing Date; the Company shall not be in default with respect to any of the provisions hereof, and there shall exist no event known to the Company as of the Closing which, with the passage of time or the giving of notice, or both, would constitute such a default; and the Company shall have delivered to the Purchasers a certificate signed by a responsible officer of the Company to such effects.

     (b) The Purchasers shall have received from Maslon, Edelman, Borman & Brand, P.L.L.P., special counsel for the Company, a favorable opinion in form and substance satisfactory to the Purchasers as to all matters specified in Exhibit C hereto and such other matters incident to the transaction herein contemplated as the Purchasers may reasonably request.

     (c) The Purchasers shall have received from their special counsel, Lindquist & Vennum P.L.L.P., a favorable opinion in form and substance satisfactory to the Purchasers, as to such matters incident to the transaction herein contemplated as the Purchasers may reasonably request.

     (d) The Purchasers shall have received a Uniform Commercial Code Search against the Company, from the State of Minnesota and from such other jurisdictions as the Purchasers may reasonably request, as of a date no more than fifteen days prior to the Closing Date, certified by a reporting service satisfactory to the Purchasers, and disclosing no security interests other than those permitted under paragraph 5(h) of this Agreement.

     (e) The Company and its Subsidiaries on a consolidated basis shall not have suffered a material adverse change in financial condition since December 31, 1996, nor shall there exist any material action, suit or proceeding pending, other than the suits or proceedings set forth in SCHEDULE 3(d) (which the Company believes are not material) or to the knowledge of the Company threatened, against the Company or any of its Subsidiaries which, if decided adversely to the Company or any of its Subsidiaries, would have a materially adverse effect upon the Company and its Subsidiaries on a consolidated basis or upon any of their businesses or properties.

     (f) The Purchasers shall have received a fully executed copy of the Security Agreement and the Intercreditor Agreement.

     (g) All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel and the Purchasers shall have received copies of all documents which the Purchasers may reasonably request.

     7. DEFAULTS. If one or more Events of Default shall occur, that is to say, if

     (a) default shall be made in the punctual payment of the principal of or premium, if any, on any of the Notes when due, whether by regular installment, upon prepayment, by acceleration, at maturity or otherwise; or

     (b) default shall have been made in the punctual payment of any interest on any of the Notes when due, whether by regular installment, upon prepayment, by acceleration, at maturity or otherwise, and such default shall have continued for a period of five (5) business days; or

     (c) the Company or any Subsidiary defaults in any payment of principal of or interest on any other obligation for borrowed money having a principal amount of at least $500,000 beyond any period of grace provided with respect thereto; or

     (d) the Company or any Subsidiary defaults in the performance of any other agreement, term or condition contained in any agreement under which any obligation for borrowed money having a principal amount of at least $500,000 is created, or there occurs any other default or event of default under any such agreement, if as a result of such default or event of default such obligation is declared or automatically becomes due prior to its stated maturity or the holder of such obligation is permitted by the terms of such obligation to accelerate any such obligation; or

     (e) an order for relief shall be entered in any Federal Bankruptcy proceeding in which the Company or any Subsidiary is the debtor; or bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or other similar proceedings shall be instituted by or against the Company or any Subsidiary or all or any part of the property of the Company or any Subsidiary under the Federal Bankruptcy Code or any other law of the United States or any bankruptcy or insolvency law of any state of competent jurisdiction unless, if such proceedings are instituted against the Company or any Subsidiary, such proceedings are dismissed or discharged within 60 days after they are instituted; or

     (f) the Company or any Subsidiary shall have become insolvent or unable to pay its debts as they mature, cease doing business as a going concern, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, or if a trustee, receiver or liquidator shall be appointed for the Company or any Subsidiary or for any substantial portion of the assets of the Company or any Subsidiary and such appointment shall not be vacated within 60 days; or

     (g) default shall be made in the performance or observance of any of the covenants set forth in paragraphs 4(n), 4(o), 4(p) or paragraph 5; or

     (h) default shall be made in the performance or observance of any of the other terms, covenants or conditions of this Agreement not otherwise covered by this paragraph 7 and such default shall continue for a period of thirty days after written notice thereof shall have been given by the holders of the Notes to the Company; or

     (i) final judgments or orders for the payment of money in excess of $1,000,000, individually or in the aggregate, shall be rendered against the Company or any Subsidiary and such judgments or orders shall not be fully covered by funded reserves or insurance (without reservation of rights) or shall remain unsatisfied, unstayed and unbonded for a period of 60 days after the date such judgments or orders are entered unless fully covered by funded reserves or insurance (without reservation of rights); or

     (j) any representation or warranty contained in this Agreement or in any certificate delivered to the Purchasers by the Company pursuant to this Agreement proves to be false in any material respect as of the time was made and such false representation or warranty has, or may have, a material adverse effect on either (i) the financial condition of the Company or its Subsidiaries on a consolidated basis, or (ii) the ability of the Company to repay the Notes, then the holder of the Note if only one Note shall be outstanding, or the holders of at least a majority of the principal amount of the Notes, if more than one Note shall be outstanding, may at its or their option, by notice in writing to the Company, declare the Note or all of the Notes, as the case may be, to be forthwith due and payable and thereupon the Note, or all of the Notes, shall be and become due and payable, (provided that if an Event of Default results from the filing of a voluntary or involuntary petition in any bankruptcy proceeding in which the Company or any Subsidiary is the debtor, the Notes thereupon shall immediately become due and payable, with interest accrued thereon, without any notice from the holders of the Notes or otherwise), together with interest accrued thereon and, a premium equal to the premium specified in paragraph 2(a) hereof and the holder or holders of the Note or Notes may take any action or proceeding at law or in equity which it or they deem advisable for the protection of its or their interests to collect and enforce payment, including the exercise of any and all rights under the Security Agreement and the Company shall pay all costs of enforcement and collection, including without limitation court costs, and reasonable attorneys' fees incurred in connection with or arising out of any default hereunder.

     8. PAYMENTS ON AND REGISTRATION AND TRANSFER OF NOTES. The Company agrees that it will make payment of the principal of, premium, if any and interest on the Notes by wire transfer of immediately available Federal funds not later than 11:00 a.m. (Minneapolis, Minnesota time) with sufficient information to identify the source and application of funds to each of the Purchasers in accordance with the wire transfer instructions set forth in APPENDIX II hereto, or to such other accounts or in such other manner as may from time to time be designated by the holder of a Note, (without presentment of the Notes and without the rendering of any bills therefor) in writing at least two business days before payment is due. The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Notes and of transfers of the Notes (the 'Note Register'). Upon surrender of any Note for transfer at the office of the Company, subject to compliance with applicable federal and state securities laws, the Company shall execute and deliver, in the name of the designated transferee, a new Note in a principal amount equal to the unpaid principal amount of, and dated the date to which interest has been paid on, the Note so surrendered. Nothing contained herein shall require the Company or any Subsidiary to register such Notes under any securities laws. When a Note shall be presented or surrendered for transfer it shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder thereof or its attorney duly authorized in writing. The Company may treat the person in whose name the Note is registered on the Note Register as the owner of the Note for the purpose of receiving payment of principal of and interest on the Note and for all other purposes and the Company shall not be affected by notice to the contrary. No Note shall be transferred within the five (5) day period preceding the due date of any payment required under the Note. The Company may require the transferee to provide such documents and statements as the Company may reasonably require to assure itself of compliance with the applicable securities laws or that an exemption from the securities laws exists. Each Note shall bear a legend satisfactory to the Company that the Notes and any substitutes have not been registered under the securities laws. Notwithstanding any transfer (i) the Purchaser and the transferee shall remain bound by the confidentiality requirements of paragraph 20 and each such transferee or prospective transferee or assignee shall agree to be bound by the same confidentiality provisions; and (ii) the transfer expenses associated with such sale or assignment will not result in any material increased cost to the Company.

     9. EXPENSES. The Company agrees, whether or not the purchase of the Notes herein contemplated shall be consummated, to pay and save the Purchasers harmless against liability for the payment of all reasonable out-of-pocket expenses arising in connection with this transaction including any documentary stamp taxes (including interest and penalties, if any), which may be determined to be due and payable with respect to the execution and delivery of the Notes, and the reasonable fees and expenses of counsel to the Purchasers. The Company also agrees to pay, and to save the purchasers harmless against liability for the payment of, the reasonable fees and expenses of counsel to the Purchasers in connection with any documentation and related services arising after the Closing Date in connection with the preparation of waivers or amendments of any provisions of this Agreement or the Notes. In addition, the Company agrees to pay, and to save the holders of the Notes harmless against, any loss or damage arising from any claim of any person claiming by, under or through the Company for brokerage or finders' fees incurred in connection with the transaction contemplated by this Agreement.

     10.  DELIVERY OF DOCUMENTS; PRO RATA PAYMENTS; AMENDMENTS AND CONSENTS.

     (a) DELIVERY OF DOCUMENTS. All notices, certificates, requests, statements and other documents required or permitted to be delivered to the Purchasers or the holders of Notes by any provision hereof shall also be delivered to each holder of a Note, except that financial statements and other documents provided for in paragraphs 4(e) and 4(f) need not be delivered to any holder, other than the Purchasers, holding less than 10% of the aggregate principal amount of Notes from time to time outstanding.

     (b) PRO RATA PAYMENTS. Subject to the Company's ability to make prepayments of principal on the Floating Rate Notes as a group or the Fixed Rate Notes as a group pursuant to paragraph 2(c), all interest payments and payments or prepayments of principal shall be made and applied pro rata on all Floating Rate Notes and Fixed Rate Notes outstanding in accordance with the respective unpaid principal amounts thereof.

     (c) AMENDMENTS AND CONSENTS. The registered holder or holders of at least 66 2/3% of the unpaid principal amount of the Notes at the time outstanding may by agreement with the Company amend this Agreement, and any consent, notice, request, demand or waiver required or permitted to be given by the Purchasers or the holders of the Notes by any provision hereof shall be sufficient and binding on all holders of the Notes if given by the holder or holders of at least
66 2/3% of the unpaid principal amount of Notes at the time outstanding except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall extend the maturity of any Note, or alter the rate of interest or any premium payable with respect to any Note, or affect the amount or timing of any required prepayments, or reduce the proportion of the principal amount of the Notes required with respect to any consent.

     11. INVESTMENT PURPOSE. Each Purchaser represents that the acquisition of the Notes by it will be for investment for its own account and not with a view to resale in connection with any distribution thereof nor with any present intention of distributing or selling such Notes, it being understood, however, that the disposition of the property of each Purchaser shall at all times be within its control. Each of the Purchasers acknowledges that the Note to be purchased by it has not been registered under the Securities Act of 1933, as amended, or registered and/or qualified under the securities laws of any State and, therefore, cannot be resold unless (i) registered under the Securities Act of 1933, as amended, and applicable state securities laws, or (ii) an exemption from registration is available.

     12. DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

     'BUSINESS DAY' shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Minneapolis, Minnesota are required or authorized to be closed.

     'CALLED PRINCIPAL' shall mean, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to paragraph 2(b), or is declared to be immediately due and payable pursuant to paragraph 7, as the context requires.

     'CAPITALIZED LEASE OBLIGATIONS' shall mean lease payment obligations under leases that are required to be capitalized under generally accepted accounting principles.

     'CLOSING DATE' shall have the meaning set forth in paragraph 1(a).

     'COMPANY' shall have the meaning set forth in the preamble.

     'CONSOLIDATED CURRENT ASSETS' shall mean, as of any date, the consolidated current assets of the Company and its Subsidiaries determined in accordance with generally accepted principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e).

     'CONSOLIDATED CURRENT LIABILITIES' shall mean, as of any date, the consolidated current liabilities of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e).

     'CONSOLIDATED INCOME AVAILABLE FOR FIXED CHARGES' shall mean, as of any date, Consolidated Net Income for the most recently completed four consecutive fiscal quarters, plus (i) all deductions for taxes levied in respect of income which are taken into account in computing Consolidated Net Income for such period, and (ii) Fixed Charges deducted in computing Consolidated Net Income for such period.

     'CONSOLIDATED NET INCOME (NET LOSS)' shall mean, for any period, the net after-tax income (or net loss) of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e), excluding the sum of (i) any net loss or undistributed net income of any nonmajority owned Subsidiary and (ii) net income or loss of any Subsidiary for any period prior to the date it became a Subsidiary.

     'CONSOLIDATED TANGIBLE NET WORTH' shall mean the aggregate amount of Shareholders' Equity of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles con-sistent with those followed in preparation of the financial statements referred to in paragraph 3(e), less intangible assets of the Company and its Subsidiaries.

     'CUMULATIVE CONSOLIDATED NET INCOME' shall mean, as of any date, the excess, if any, of:

          (i) the sum of (A) Consolidated Net Income, if any, for each completed fiscal year of the Company ending after December 31, 1997, and (B) Consolidated Net Income, if any, for any completed fiscal quarter(s) ending after the end of the most recently completed fiscal year of the Company; MINUS

          (ii) the sum of (A) Consolidated Net Loss, if any, for each completed fiscal year of the Company ending after December 31, 1997, and (B) Consolidated Net Loss, if any, for any completed fiscal quarter(s) ending after the end of the most recently completed fiscal year of the Company.

     'CURRENT DEBT' shall mean any obligation for borrowed money or for the acquisition of property or assets payable one year or less from the date of its creation and not renewable or extendible without the consent of the lender, including guaranties and endorsements (other than endorsements of negotiable instruments for collection or deposit in the ordinary course of business) and other contingent liabilities of or relating to such obligations, but excluding the current maturities of Funded Debt.

     'DISCOUNTED VALUE' shall mean, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Fixed Rate Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     'ERISA' shall mean the Employee Retirement Income Security Act of 1974 and the regulations adopted pursuant thereto.

     'ERISA Affiliate' shall mean each trade or business (whether or not incorporated) which, together with the Company, would be deemed to be a single employer within the meaning of Section 4001(b)(1) of ERISA.

     'EVENT OF DEFAULT' shall have the meaning set forth in Paragraph 7.

     'FIXED CHARGES' shall mean, for any period, all interest expense on all indebtedness (including, without limitation, imputed interest expense on Capitalized Lease Obligations) and all rental expense on all leases deducted in computing Consolidated Net Income for such period, determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e) for the most recent four quarters.

     'FUNDED DEBT' shall mean any obligation of the Company or its Subsidiaries for borrowed money or for the acquisition of property or assets (including Capitalized Lease Obligations) payable more than one year from the date of its creation (or which is renewable at the option of the obligor to a date more than one year from the date of its creation), including guaranties, endorsements (other than endorsements of negotiable instruments for collection or deposit in the ordinary course of business) and other contingent liabilities of or relating to such obligations, including the current portion thereof.

     'INTANGIBLE' shall mean the purchase price of acquired businesses in excess of the fair market value of tangible net assets, other items of good will, patents, trade marks, trade names, copyrights, organization expense, unamortized debt discount and expense, any write up of the value of any assets, and other like intangibles, all determined on a consolidated basis in accordance with generally accepted accounting principles consistent with those followed in the preparation of the financial statements referred to in Paragraph 3(e).

     'INTERCREDITOR AGREEMENT' shall mean the Intercreditor Agreement dated March 18, 1998 by and among (a) the banks (the 'Banks') which are parties to the letter loan agreement dated as of February 13, 1998 among the Company, such Banks and U.S. Bank National Association as agent for such Banks, and (b) the Purchasers, in the form attached hereto as Exhibit E.

     'LIBOR RATE' shall mean the average of the 11:00 a.m. offered quotations for deposits for a three (3) month maturity of the banks listed in the Bloomberg 'LIBO' page on the fifth London Banking Day preceding the Closing Date or the next occurring April 1, July 1, October 1 or January 1, as the case may be.

     'MARGIN STOCK' shall have the meaning ascribed to that term in Section 207.2(i) of Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve Board.

     'NOTE REGISTER' shall have the meaning set forth in paragraph 8.

     'NOTE' OR 'NOTES' shall have the meaning set forth in paragraph 1(a).

     'PBGC' shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

     'PLAN' shall mean any employee benefit or other plan which is covered by Title IV of ERISA or to which Section 412 of the Internal Revenue Code applies.

     'PURCHASE MONEY OBLIGATIONS' shall mean indebtedness incurred in connection with the acquisition of property used in the business of the Company or its Subsidiaries, which indebtedness is secured by purchase money security interests or purchase money mortgages.

     'PURCHASER' OR 'PURCHASERS' shall have the meaning set forth in the preamble.

     'REINVESTMENT YIELD' shall mean, with respect to the Called Principal of any Fixed Rate Note, the yield to maturity implied by (i) fifty (50) basis points, plus the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as 'Page 678' on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principals of such Settlement Date, or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principals of such Settlement Date. Such implied yield shall be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between yields reported for various maturities.

     'REMAINING AVERAGE LIFE' shall mean, with respect to the Called Principal of any Fixed Rate Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (A) each Remaining Scheduled payment of such Called Principal (but not of interest thereon) by (B) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     'REMAINING SCHEDULED PAYMENTS' shall mean, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     'RESTRICTED PAYMENTS' shall mean (i) any payment in cash, property or other assets upon or in respect of any shares of any class of capital stock including, without limitation, payments as dividends and payments for the purpose of redeeming, purchasing, or otherwise acquiring any shares of any class of its capital stock, or making any other distribution in respect of any such shares of stock, including in the term 'stock' any warrant or option or other right to purchase such stock; (ii) any optional payments or prepayments of subordinated debt; provided, however, that Restricted Payments shall not include any distribution which may be payable solely in common stock of the corporation making the distribution; and (iii) any investment permitted by paragraph 5(b)(x).

     'SECURITY AGREEMENT' shall mean the Amended and Restated Security Agreement dated March 18, 1998 among the Company and U.S. Bank National Association as collateral agent for the Banks and the Purchasers, in the form of Exhibit D hereto.

     'SETTLEMENT DATE' shall mean, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 2(b) or is declared to be immediately due and payable pursuant to paragraph 7, as the context requires.

     'SHAREHOLDERS' EQUITY' shall mean the aggregate amount of shareholders' equity of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements referred to in paragraph 3(e).

     'SUBSIDIARY' OR 'SUBSIDIARIES' shall mean the corporations listed on
SCHEDULE 3(a) hereto, and any other corporation more than 50% of the outstanding capital stock of every class of which is owned, directly or indirectly, by the Company.

     'TOTAL CAPITALIZATION' shall mean the sum of Funded Debt of the Company and its Subsidiaries, on a consolidated basis, plus Consolidated Tangible Net Worth.

     'YIELD MAINTENANCE AMOUNT' shall mean, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value computed with respect to the Called Principal of such Fixed Rate Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. In no event shall the Yield Maintenance Amount be less than zero.

     13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and of the Notes.

     14. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     15. NOTICES. All communications provided for hereunder shall be sent by first class mail and, if to the Purchasers, addressed to the Purchasers at the notice address listed on Appendix II hereto, and if to the Company, addressed to 5951 Clearwater Drive, Minnetonka, Minnesota 55349, Attention: Lee Runzheimer, Chief Financial Officer or his successor, or to such other address with respect to any party as such party shall notify the others in writing.

     16. INTEGRATION. This Agreement supersedes, replaces and terminates any prior oral offers, negotiations, understandings or agreements and any commitment letters or similar writings relating to any of the matters contemplated herein.

     17. GOVERNING LAW. This Agreement is being delivered and is intended to be performed in the State of Minnesota, and shall be construed and enforced in accordance with the laws of such State.

     18. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

     19. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered in the interpretation of any of the provisions hereof.

     20.  CONFIDENTIALITY.  The Purchasers (and any transferees under Paragraph
8) and any of their employees, officers, representatives, agents, successors and assigns shall maintain in confidence and not publish, disseminate or disclose in any manner or to any person and shall not use (i) any material nonpublic information relating to the Company and its Subsidiaries or (ii) any technical, nonfinancial information, date or know-how which is identified as confidential by the Company, in either case which may be furnished pursuant to this agreement, (hereinafter collectively called 'Confidential Information'), subject to the Purchaser's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such nontechnical or financial Confidential Information to bank or insurance examiners, its affiliates, auditors, counsel and other professional advisors, provided such disclosure is made only if the recipient is legally bound not to disclose such Confidential Information, (c) right to use any such Confidential Information in connection with the transactions set forth herein including, but not limited to, assignments or the sale or proposed sale of the Notes as provided in Paragraph 8 hereof and (d) the right to disclose any such Confidential Information in connection with the transactions set forth herein or in connection with any litigation or dispute involving the Purchasers and the Company or any of its Subsidiaries or any transfer or other disposition made or proposed to be made by the Purchasers of the Notes or other extensions of credit to the Company or any of its Subsidiaries. Notwithstanding the foregoing provisions of this paragraph, the foregoing obligation of confidentiality shall not apply to any Confidential Information that (i) was known to the Purchasers or their affiliates prior to the time they received such Confidential Information from the Company or its Subsidiaries pursuant to this Agreement, other than as a result of the disclosure thereof by a person who the Purchasers knew or should have known, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law; and (ii) that becomes part of the public domain independently of any act of the Purchasers not permitted hereunder (through publication, the issuance of a patent disclosing such information or otherwise), or (iii) is received by the Purchasers without restriction as to its disclosure or use, from a person who, to the knowledge or reasonable belief of the Purchasers, was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law. Any transferee of the Notes shall agree to be bound by the provisions of this paragraph as a condition of transfer.


     If the Purchasers are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned. Upon acceptance by all the Purchasers, this letter shall become a binding agreement between the Purchasers and the undersigned.


                                   OSMONICS, INC.



                                   By ___________________________
                                      Its _______________________

                                   and


                                   By ___________________________
                                      Its _______________________

The foregoing Agreement is accepted
as of the date first above written
by the following 'Purchasers'

RELIASTAR LIFE INSURANCE COMPANY   RELIASTAR UNITED SERVICES LIFE
                                   INSURANCE COMPANY

By _________________________       By ___________________________
   Its _____________________          Its _______________________

NORTHERN LIFE INSURANCE COMPANY    WASHINGTON SQUARE ADVISERS PRIVATE PLACEMENT
                                   TRUST FUND

By _________________________       By ___________________________
   Its _____________________          Its _______________________

RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK

By _________________________
   Its _____________________




                                  APPENDIX I


                              ALLOCATION OF NOTES

                        Principal Amount of       Principal Amount of
Purchaser               Floating Rate Notes       Fixed Rate Notes
----------------------------------------------------------------------

Northern Life Insurance         $7,000,000                      0

ReliaStar Life
  Insurance Company             $4,000,000                      0

ReliaStar Life Insurance
  Company of New York             $500,000             $1,500,000

ReliaStar United Services       $3,500,000                      0
  Life Insurance Company

Washington Square Advisers
  Private Placement trust Fund           0             $3,500,000
  Placement Trust Fund         -----------             ----------

Total                          $15,000,000             $5,000,000





                                  APPENDIX II


                 NOTICE, WIRE TRANSFER AND PAYMENT INSTRUCTIONS

Purchaser:          ReliaStar Life Insurance Company

Tax ID#:            41-0451140

Wire Payments To:   First National Bank N.A./Mpls.
                    601 Second Avenue South
                    Minneapolis, MN
                    Bank ABA #091000022
                    Acct. Name: ReliaStar Life Insurance Co.
                    Acct. #1102-4001-4461
                    ATTN: Securities Accounting
                    Ref: Issuer, Cusip, Coupon, Maturity and P&I breakdown

Correspondence To:  ReliaStar Investment Research, Inc.
                    100 Washington Avenue South
                    Suite 800
                    Minneapolis, MN 55401-2147
                    Ref:  Steven Nelson
                    Tel #612 372-5257
                    Fax #612-372-5368


Company Name:       Northern Life Insurance Company

Tax ID#:            41-1295933

Wire Payments To:   First National Bank N.A./Mpls.
                    601 Second Avenue South
                    Acct. #1602-3237-6105
                    Bank ABA #091000022
                    ATTN: Securities Accounting
                    Ref: Issuer, Cusip, Coupon & Maturity

Correspondence To:  ReliaStar Investment Research, Inc.
                    100 Washington Square, Suite 800
                    Minneapolis, MN 55401-2121
                    Attn:  Steven Nelson
                    Tel #612 372-5773
                    Fax #612-372-5368


Company Name:       ReliaStar Life Insurance Company of New York

Tax ID#:            53-0242530

Wire Payments To:   Chase Manhattan
                    New York, NY
                    A/C #544755102
                    FF/C #G53095 Dept. 571 NonStandard Securities Acct. #1960
                    Bank ABA #021000021
                    Ref: Issue Name, PPN and P&I Breakdown

Correspondence To:  ReliaStar Investment Research, Inc.
                    100 Washington Avenue South, Suite 800
                    Minneapolis, MN 55401-2121
                    Ref:  Steven Nelson
                    Tel #612 372-5257
                    Fax #612-372-5368


Company Name:       ReliaStar United Services Life Insurance Company

Tax ID#:            53-0159267

Wire Payments To:   Bankers Trust
                    New York, NY
                    ABA #021001033
                    A/C #99-911-145
                    FBO ReliaStar United Service Life Insurance
                    Acct. #10604230
                    Ref: Security description, PPN# and P&I breakdown

Correspondence To:  ReliaStar Investment Research, Inc.
                    100 Washington Avenue South, Suite 800
                    Minneapolis, MN 55401-2121
                    Ref: Steven Nelson
                    Tel #612-372-5257
                    Fax #612-372-5368


Company Name:       Washington Square Advisers Private Placement Trust Fund

Tax ID#:            41-6424976

Wire Payments To:   Acct. #10604960
                    Bank ABA #091000022
                    First Bank N.A. (DTC #2839; Inst. ID#93696; Agent Bank
                      #93697)
                    601 Second Avenue South
                    F/F/C First Trust Company
                    A/C 180121167365
                    ITG A/C 47300020
                    ATTN: Washington Square Advisers Private Placement Trust
                          Fund
                    Ref: Issuer, Cusip, Coupon & Maturity

Correspondence To:  Washington Square Advisers, Inc.
                    100 Washington Avenue South, Suite 800
                    Minneapolis, MN 55401-2121
                    Ref: Steve Nelson
                    Tel #612-342-7128
                    Fax #612-342-3656



                                  EXHIBIT A


                                OSMONICS, INC.

                         FLOATING RATE NOTE DUE 2008


$_________________  March 18, 1998


     FOR VALUE RECEIVED, the undersigned, Osmonics, Inc., a Minnesota corporation (the 'Company'), hereby promises to pay to ________________ or its registered assigns, by wire transfer of Federal or other immediately available funds, with sufficient information to identify the source and application of funds, to such other accounts or in such other manner as the holder of this Note may from time to time designate to the Company, in lawful money of the United States, the principal sum of _____________________________ Dollars ($__________)
in seven (7) consecutive equal annual installments of $__________ each, in each year commencing March 30, 2002 through and including March 30, 2007, with the balance due and payable on March 30, 2008, and to pay interest in like money on the unpaid principal balance hereof as hereinafter provided.

     This Note is given pursuant to a Note Purchase Agreement entered into among the Company and Northern Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, ReliaStar United Services Life Insurance Company and Washington Square Advisers Private Placement Trust Fund dated as of March 18, 1998 (the 'Agreement').

     This Note shall bear interest from the date hereof until the principal amount is repaid in full at the LIBOR Rate plus 0.75%, payable quarterly on the first day of each April, July, October and January commencing April 1, 1998. From the date hereof through March 31, 1998, amounts outstanding under this Note shall bear interest at the rate of 6.4375%. The interest rate for the quarterly period beginning April 1, 1998 and each quarter thereafter shall be set five (5) business days prior to the commencement of such quarter. For purposes of this Note, LIBOR Rate shall have the same meaning as that ascribed thereto in the Agreement.

     A late charge of 2% or the highest amount permitted by law, whichever is less, shall be assessed on the amount of any payment of principal or interest due on this Note which has not been paid by the close of the fifth business day after the date on which such payment was due.

     As provided in the Agreement, this Note is subject to prepayment in whole or in part, only in the amounts, upon the notice, with the premium and subject to the conditions specified in the Agreement.
     As provided in the Agreement, this Note is transferable only on the Note Register of the Company, upon surrender of this Note for transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.


     In case an Event of Default, as defined in the Agreement, shall occur, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Agreement.

     This Note shall be construed and enforced in accordance with the laws of the State of Minnesota.


                        OSMONICS, INC.


                        By _________________________________
                           Its _____________________________


                        And


                        By _________________________________
                           Its _____________________________




This Note has not been registered under the Securities Act of 1933 or under applicable state securities laws and may not be sold or transferred in the absence of such registration unless pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.




                                  EXHIBIT B


                                OSMONICS, INC.

                          FIXED RATE NOTE DUE 2008


$_________________  March 18, 1998


     FOR VALUE RECEIVED, the undersigned, Osmonics, Inc., a Minnesota corporation (the 'Company'), hereby promises to pay to ________________ or its registered assigns, by wire transfer of Federal or other immediately available funds, with sufficient information to identify the source and application of funds, to such other accounts or in such other manner as the holder of this Note may from time to time designate to the Company, in lawful money of the United States, the principal sum of _____________________________ Dollars ($__________)
in seven (7) consecutive equal annual installments of $__________ each, in each year commencing March 30, 2002 through and including March 30, 2007, with the balance due and payable on March 30, 2008, and to pay interest in like money on the unpaid principal balance hereof as hereinafter provided.

     This Note is given pursuant to a Note Purchase Agreement entered into among the Company and Northern Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York, ReliaStar United Services Life Insurance Company and Washington Square Advisers Private Placement Trust Fund dated as of March 18, 1998 (the 'Agreement').

     This Note shall bear interest from the date hereof until the principal amount is repaid in full at a rate of interest equal to 6.72% per annum, payable quarterly on the first day of each April, July, October and January commencing April 1, 1998.

     A late charge of 2% or the highest amount permitted by law, whichever is less, shall be assessed on the amount of any payment of principal or interest due on this Note which has not been paid by the close of the fifth business day after the date on which such payment was due.

     As provided in the Agreement, this Note is subject to prepayment in whole or in part, only in the amounts, upon the notice, with the Yield Maintenance Amount and subject to the conditions specified in the Agreement.

     As provided in the Agreement, this Note is transferable only on the Note Register of the Company, upon surrender of this Note for transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     In case an Event of Default, as defined in the Agreement, shall occur, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Agreement.

     This Note shall be construed and enforced in accordance with the laws of the State of Minnesota.


                        OSMONICS, INC.


                        By _________________________________
                           Its _____________________________


                        And


                        By _________________________________
                           Its _____________________________




This Note has not been registered under the Securities Act of 1933 or under applicable state securities laws and may not be sold or transferred in the absence of such registration unless pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.



                                  EXHIBIT C


                                March 18, 1998


Northern Life Insurance Company
ReliaStar Life Insurance Company
ReliaStar Life Insurance Company of New York
ReliaStar United Services Life Insurance Company
Washington Square Advisers Private Placement Trust Fund
c/o ReliaStar Investment Research, Inc.
100 Washington Avenue South, Suite 800
Minneapolis, Minnesota  55401-2121

Gentlemen:

     We have acted as counsel to Osmonics, Inc., a Minnesota corporation (the 'Company'), in connection with the execution and delivery by the Company of that certain Note Purchase Agreement (the 'Agreement') dated as of March 18, 1998 by and among the Company and each of you.

     This opinion is delivered to you pursuant to Section 6(b) of the Agreement. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

     In connection with this opinion, we have examined executed originals or counterparts of the Agreement and the Notes. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and by-laws of the Company and those Subsidiaries incorporated under the laws of any state of the United States of America ('Domestic Subsidiaries'), and such corporate records, agreements and other instruments, and certificates of public officials and of officers and other representatives of the Company and the Domestic Subsidiaries and such other documents, and have made such other investigations, as we have deemed necessary or appropriate in connection with the opinions hereinafter set forth.

     As to various questions of fact material to our opinion, we have relied upon the representations and warranties made in the Agreement and upon certificates of officers of the Company and Domestic Subsidiaries and government officials and have made such other inquiries as we have deemed necessary. In stating our opinion, we have assumed the genuineness of all signatures of, and the incumbency, authority and power of, the officers and other persons and entities signing the Agreement as or on behalf of each Purchaser, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based upon and subject to the foregoing, giving effect to the consummation of the transactions contemplated by the Agreement, we are of the opinion that:

          1. The Company is duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the corporate power to own and operate its properties and to carry on its business and to enter into and perform the Agreement and the Notes.

          2. Each Domestic Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own and operate its properties and to carry on its business.

          3. Each of the Company and its Domestic Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it require such qualification and where failure to so qualify could materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or such Domestic Subsidiary.

          4. The Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by authorized officers of the Company. The Agreement and the Notes are the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting the enforcement of creditors' rights and subject to the availability of equitable remedies.

          5. There is no maximum indebtedness specified in the Certificate of Incorporation or Bylaws of the Company.

          6. The loans evidenced by the Notes are not subject to any restriction imposed by the State of Minnesota as to the maximum rate of interest which may be charged.

          7. There is no provision in the Certificate of Incorporation or Bylaws of the Company, or in the comparable charter or governing documents of any Domestic Subsidiary, or in any indenture, contract or agreement to which the Company or any Subsidiary is a party or by which any of them is bound of which we, after due inquiry, have knowledge, which prohibits the execution and delivery by the Company of the Agreement or the Notes or the performance or observance by the Company or any Subsidiary of the terms and conditions of the Agreement or the Notes or which would result in the imposition of any lien on the property of the Company or any Subsidiary.

          8. There are no actions, suits or proceedings pending or threatened against or affecting the Company or any Subsidiary, or any property or the Company or any Subsidiary, in any court or before any governmental authority or arbitration board or tribunal which, if decided adversely to the Company or any Subsidiary, could materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any Subsidiary, or the ability of the Company to enter into, or the Company or any Subsidiary to perform, the Agreement or the Notes.

          9. The sale and delivery of the Notes to the Purchasers pursuant to the Agreement do not require registration under the Securities Act of 1933, as amended.

          10. The purchase of the Notes as contemplated by the Agreement and the Company's performance of its obligations thereunder, in and of itself and without regard to any other activities of the Purchasers in the State of Minnesota, will not require the Purchasers to qualify to do business in the State of Minnesota (whether for general or limited purposes) or to otherwise obtain any license, permit, authorization or other approval of or any exemption by, or make any registration, recording or filing with, any court, administrative agency or governmental authority of the State of Minnesota (or any political subdivision thereof), except where failure on a timely basis to so qualify, or to obtain any such license, permit, authorization, recording or filing, would not adversely affect the ability of the Purchasers to enforce their rights under the Agreement or the Notes if the Purchasers then took the required action, including the payment of all taxes, interest, penalties, fines, fees or other charges.

                                   Very truly yours,


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